Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of August 2024, by and between AdaptHealth Corp., a Delaware corporation (the “Company”), and Toby Scott Barnhart (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.               Definitions.

(a)               “Accountants” shall have the meaning ascribed to such term in Section 11(b) hereof.

(b)               “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.

(c)               “Agreement” shall have the meaning set forth in the preamble hereto.

(d)               “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(e)               “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(f)               “Board” shall mean the Board of Directors of the Company.

(g)               “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) theft, embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge, (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company or any other member of the Company Group, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or any other member of the Company Group, (vii) Executive’s material breach of this Agreement or breach of any restrictive covenant agreement between Executive and a member of the Company Group (including the Restrictive Covenant Agreement), (viii) an act or omission of Executive that is intended to result in material injury to the business, property, operations, financial conditions or reputation of the Company or any other member of the Company Group, or (ix) Executive’s failure to reasonably cooperate, if requested by the Company, with any investigation or inquiry into Executive’s or the Company’s business practices (in each case, to the extent related to the Company or any other member of the Company Group), whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide truthful testimony or evidence at any trial, proceeding or inquiry. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause pursuant to clauses (iii), (iv) or (v) of the definition thereof, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to repay or return to the Company all amounts and benefits received pursuant to this Agreement or otherwise on account of such termination that would not have been payable or provided to Executive had such termination been by the Company for Cause. For the avoidance of doubt, Executive’s failure to perform or achieve annual performance objectives set forth by the Company alone shall not constitute Cause hereunder.

(h)               “Change in Control” shall have the meaning ascribed to such term in the Equity Plan.

(i)                 “COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under either of them.

(j)                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k)               “Company” shall have the meaning set forth in the preamble hereto.

(l)                 “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(m)             “Company Payment” shall have the meaning ascribed to such term in Section 11(b) hereof.

(n)               “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(o)               “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the substantial performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(p)               “Equity Plan” shall have the meaning set forth in Section 4(c) hereof.

(q)               “Executive” shall have the meaning set forth in the preamble hereto.

(r)                “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity as set forth in Section 4(b) hereof, (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its then-current principal location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above). Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s economic obligations under this Agreement during such period of suspension (including, without limitation, continued payment of Executive’s Base Salary, Annual Bonus eligibility, vesting of outstanding equity awards, and participation in benefit plans).

(s)                “Inducement RSUs” shall have the meaning set forth in Section 4(c) hereof.

(t)                 “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(u)               “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(v)               “Restrictive Covenant Agreement” shall mean the Restrictive Covenant Agreement attached hereto as Exhibit A.

(w)             “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(x)               “Severance Term” shall mean the eighteen (18)-month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(y)               “Specified Employee Payment Date” shall have the meaning set forth in Section 13(a) hereof.

(z)               “Start Date” shall mean September 9, 2024, or such later date as mutually agreed upon by the Company and Executive.

(aa)            “Target 2024 Bonus Amount” shall have the meaning set forth in Section 4(b) hereof.

(bb)           “Term” shall mean the period specified in Section 2 hereof.

Section 2.               Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that a direct or indirect subsidiary of the Company may be the actual employer of record with all governmental agencies and may be responsible for fulfilling all or any portion of the Company’s payroll and benefit obligations under this Agreement. The Term shall commence on the Start Date and shall continue until terminated as provided in Section 8 hereof.

Section 3.               Position, Duties, and Responsibilities; Place of Performance.

(a)               Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Chief Operating Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time), shall have such duties and responsibilities commensurate with such title, and shall report to the Chief Executive Officer of the Company. For the avoidance of doubt, Executive’s position is considered “exempt” for purposes of the Fair Labor Standards Act. Executive also agrees to serve as an officer and/or director of the Company and/or any other member of the Company Group, in each case without additional compensation, if requested at any time during the Term.

(b)               Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the boards of directors of up to one non-competing publicly-traded businesses and up to three privately-held businesses; provided, that Executive’s service does not create a conflict of interest, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. Executive will be subject to all rules, policies, procedures and handbooks applicable to employees at the Company generally or at Executive’s level or in Executive’s position. The Company reserves the right to amend, modify, reduce, discontinue, or terminate any or all policies and benefits.

(c)               Principal Place of Employment. Executive’s principal place of employment shall be remotely at Executive’s primary residence in Miami, Florida, although Executive will be expected to work from current and future office locations of the Company Group from time to time (and in no event shall the requirement to work from any Company Group locations consistent with this expectation result in Executive having Good Reason hereunder). Executive understands and agrees that Executive may also be required to travel from time to time for business reasons.

Section 4.               Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a)               Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $600,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b)               Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). For the Company’s 2024 fiscal year, Executive will be eligible for an Annual Bonus in an amount (the “Target 2024 Bonus Amount”) equal to the product of (i) $600,000 multiplied by (ii) a fraction, the numerator of which is the number of days elapsed during the 2024 fiscal year from and after the Start Date and the denominator of which is 366, with the actual Annual Bonus payable in respect of the Company’s 2024 fiscal year determined based upon the achievement of the annual Company performance objectives for such fiscal year as previously approved by the Compensation Committee; provided, that such actual Annual Bonus payable in respect of the Company’s 2024 fiscal year shall not be less than the Target 2024 Bonus Amount. The target Annual Bonus for each fiscal year (commencing with the Company’s 2025 fiscal year) shall be one hundred percent (100%) of Executive’s Base Salary for the fiscal year in which the Annual Bonus is attributed to (the “Target Annual Bonus”), with the actual Annual Bonus payable in respect of any fiscal year ranging from zero percent (0%) to two hundred percent (200%) of the Target Annual Bonus based upon the level of achievement of annual Company Group and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.

(c)               Inducement Equity Award. As an inducement for Executive to enter into employment with the Company, Executive shall, as of the Start Date, be granted restricted stock units (the “Inducement RSUs”) covering a number of shares of the Company’s common stock with a value on the date of grant of $1,000,000 (determined using the twenty (20)-trading day volume weighted average price as of the date immediately prior to the Start Date consistent with the Company’s historic practices). The Inducement RSUs will be granted pursuant to the Company’s Second Amended and Restated 2019 Stock Incentive Plan, as amended and/or restated from time to time (the “Equity Plan”) (or, at the discretion of the Compensation Committee, outside of the Equity Plan in reliance on Nasdaq Listing Rule 5635(c) but subject to the terms and conditions of the Equity Plan as if they were granted thereunder) and an award agreement in a form reasonably acceptable to the Compensation Committee. The Inducement RSUs will vest in three (3) substantially equal annual installments on each of the first three anniversaries of the Start Date subject to Executive’s continuous employment through the applicable vesting date (except as otherwise provided below).

(d)               Future Equity Plan Eligibility. Executive shall be eligible to receive additional grants pursuant to the Equity Plan or any successor thereto commencing in 2025. Any such grants shall be determined in the sole discretion of the Compensation Committee. The parties hereto acknowledge and agree that the current intent of the Compensation Committee is to provide Executive with annual grants covering a number of shares of the Company’s common stock with a value of $1,300,000, with the number of shares subject to each such award being determined using the twenty (20)-trading day volume weighted average price as of the date immediately prior to the applicable date of grant, but nothing herein shall entitle Executive to any specific award or any specific terms or conditions in any year. If Executive’s employment is terminated by the Company (or any successor thereof) without Cause in connection with, or within two (2) years following, the consummation of a Change in Control all then-outstanding and unvested equity awards granted to Executive prior to the consummation of such Change in Control (including the Inducement RSUs) will vest in connection with such termination (with any awards that vested based on the achievement of specified performance objectives vesting based on actual performance through the date of termination, as determined by the Compensation Committee, or, if not determinable, at target performance), subject to Executive’s execution of a separation agreement that includes an irrevocable general release of claims in favor of the Company and its affiliates, in a form reasonably acceptable to the Company, that becomes effective within sixty (60) days following such termination and Executive’s continued compliance with the Restrictive Covenant Agreement.

Section 5.               Employee Benefits.

During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated executive employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executive employees of the Company in accordance with the Company policy as in effect from time to time. Executive will also participate in the Company’s Results-Driven Time-Off Program pursuant to which senior executives of the Company are permitted to schedule and use time off as needed, subject to business requirements, without any limitation as to the number of days. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6.               Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

Section 7.               Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8.               Termination of Employment.

(a)               General. The Term shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b)               Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i)                 The Accrued Obligations; and

(ii)              Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)               Termination by the Company with Cause.

(i)                 The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii) or (vi) of the definition of Cause set forth in Section 1(g) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than twenty (20) days’ written notice by the Board of the Company’s intention to terminate Executive with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period, unless Executive has, in the Board’s reasonable and good faith determination, fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)              In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)               Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)                 The Accrued Obligations;

(ii)              Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred;

(iii)            Continued payment of the Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices;

(iv)             An amount equal to one and a half (1.5) times Executive’s then-Target Annual Bonus, payable in substantially equal installments on each regularly scheduled payroll date of the Company during the Severance Term;

(v)               If such termination occurs prior to the third (3rd) anniversary of the Start Date, continued vesting in the Inducement RSUs during the Severance Term without regard to any continued employment requirement (it being understood and agreed that all other unvested equity awards will be forfeited upon such termination except as provided pursuant to clause (vi) below); and

(vi)             To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s timely election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay directly to or on behalf of Executive an amount equal to the “applicable percentage” of the monthly COBRA premium cost. For purposes hereof, the “applicable percentage” shall be the percentage of the health care premium costs covered by the Company for active executive officers determined as of the date of Executive’s termination of employment.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v), and (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Restrictive Covenant Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e)               Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company twenty (20) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of the occurrence of such event. During such twenty (20) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)                Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)               Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 9.               Restrictive Covenant Agreement.

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Restrictive Covenant Agreement. The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this Agreement for any reason.

Section 10.           Representations and Warranties of Executive.

Executive represents and warrants to the Company that —

(a)               Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b)               Executive has not (i) violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, notice or other similar covenant or agreement (whether written or oral) of a prior employer by which Executive is or may be bound, or (ii) engaged in any conduct or made any representations that could result in a court of competent jurisdiction granting a temporary or permanent injunction or restraining order against Executive commencing, or continuing, Executive’s employment with the Company;

(c)               Executive has not retained, and has returned, all confidential or proprietary information Executive may have obtained in connection with employment with any prior employer and, in connection with Executive’s employment with the Company (and service to the Company Group), Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer;

(d)               Executive (i) is not aware of any reason why Executive’s hiring by, or work for, the Company could cause any damage to the Company’s reputation, (ii) is not subject to any disciplinary action while employed by (or providing services to) any former employer (or other entity) that could reasonably be expected to cause any damage to the Company’s reputation, and (iii) is not aware of any on-going investigation or cause of action by any regulatory, self-regulatory or other governmental authority involving acts or omissions of Executive or any of Executive’s direct reports at any former employer (or other entity); and

(e)               Executive has not engaged in any illegal conduct (including, without limitation, violations of any regulatory or self-regulatory agency rules or regulations) during the course of Executive’s employment with (or provision of services to) any former employer (or other entity).

Executive acknowledges and agrees that the representations and warranties contained in this Section 10 are fundamental to the Company agreeing to employ Executive, and that the Company (and/or other members of the Company Group) would reasonably be expected to suffer grave damage should any of Executive’s representations or warranties herein ever prove to have been inaccurate when made.

Section 11.           Taxes; Modified 280G Cutback.

(a)       The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(b)       Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by Executive or paid by the Company Group on Executive’s behalf or any property, or any other benefit provided to Executive under this Agreement or under any other plan, arrangement or agreement with the Company Group or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with Executive’s employment by the Company Group) (collectively the “Company Payments”), will be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then Executive will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Company Payments. Any determination required under this Section 11(b) shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and Executive. The Accountants shall conduct (or have conducted), and take into account, a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by Executive, including any agreement by Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to Executive that may then be in effect (including, without limitation, the covenants set forth in the Restrictive Covenant Agreement). The Company will pay for the analysis and determination of the application of Section 280G and 4999 of the Code. If there is a reduction of the Company Payments pursuant to this Section 11(b), such reduction shall occur in the following order: (A) any cash severance payable by reference to Executive’s Base Salary or Annual Bonus, (B) any other cash amount payable to Executive, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award.

Section 12.           Set Off; Mitigation; Clawback.

(a)               The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

(b)               Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

(c)               Any amounts payable pursuant to this Agreement are subject to recoupment in accordance with the Company’s Policy for the Recovery of Erroneously Awarded Compensation, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. The Company will make any determinations for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 13.           Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)               Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided to Executive in connection with a termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(b)               Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)               To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)               While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.           Successors and Assigns; No Third-Party Beneficiaries.

(a)               The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b)               Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)               No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.           Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.           Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.           Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN FLORIDA, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ALL DISPUTES AND CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE FINALLY SETTLED AND BINDING UNDER THE RULES OF INTERNATIONAL COMMERCIAL DISPUTE RESOLUTION OF THE AMERICAN ARBITRATION ASSOCIATION. THE PLACE OF ARBITRATION SHALL BE MIAMI, FLORIDA. ANY SUCH ARBITRATION SHALL BE CONDUCTED BY A SINGLE ARBITRATOR APPOINTED IN ACCORDANCE WITH ICDR RULES. ANY AWARD, VERDICT OR SETTLEMENT ISSUED UNDER SUCH ARBITRATION MAY BE ENTERED BY ANY PARTY FOR ORDER OF ENFORCEMENT BY ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATOR SHALL HAVE THE POWER TO TAKE INTERIM MEASURES HE OR SHE DEEMS NECESSARY, INCLUDING INJUNCTIVE RELIEF AND MEASURES FOR THE PROTECTION OR CONSERVATION OR PROPERTY.

Section 18.           Notices.

(a)               Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)               Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19.           Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.           Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21.           Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.           Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

Section 23.           Pre-Employment Requirements.

Executive’s right, and the Company’s obligations pursuant to this Agreement, are both contingent upon the successful completion of Executive’s background investigation (as determined by the Company in good faith) and pre-employment drug testing, in each case, prior to the Start Date. By signing this Agreement, Executive hereby consents to the Company starting Executive’s background investigation (including engaging outside advisors to assist with such investigation). In the event that Executive fails to successfully complete the applicable background investigation and pre-employment drug screening, this Agreement, together with all exhibits attached hereto (including the RCA) shall be void ab initio.

*       *      *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ADAPTHEALTH CORP.

By:	/s/ Suzanne Foster
Name: Suzanne Foster
Title: Chief Executive Officer

EXECUTIVE

/s/ Toby Scott Barnhart
Toby Scott Barnhart

[Signature Page to S. Barnhart Employment Agreement]

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

As a condition of my becoming employed by AdaptHealth Corp., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1.               Confidential Information.

a)                   Company Group Information. I acknowledge that, during the period of my employment with the Company and its direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”) I will have access to information about the Company Group and that my employment with the Company Group shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the period of my employment with the Company Group (the “Employment Period”) and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person (as defined in Section 6(c)(vi) below) without prior written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the Employment Period), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority, or pursuant to compulsory legal process; provided, however, that in such event, whenever legally permissible I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Restrictive Covenant Agreement (this “Agreement”).

b)                  Former Employer Information. I represent that my performance of all of the terms of this Agreement as an employee of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company Group, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company Group or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any lawful agreements with that prior employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company Group.

c)                   Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.

d)                  Whistleblower; Defend Trade Secrets Act Disclosure.

i.                  In addition, I understand that nothing in this Agreement shall be construed to prohibit me from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) truthfully responding to or complying with a subpoena, court order, or other legal process, or (C) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees.

ii.                  Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure.  I acknowledge that I have hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees.  Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

iii.                  Notice. “An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

Section 2.               Inventions.

a)                  No Prior Developments. By signing below, I represent that there are no developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period, which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group and which are not assigned to the Company hereunder.

b)                  Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company all rights, title and interest throughout the world in and to all Inventions (as defined below) which I may solely or jointly conceive, create, invent, develop, modify, compile or reduce to practice, at any time during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, concepts, know-how, developments, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, modifying, compiling or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am, in part, compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

c)                  Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

d)                  Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company IP Rights or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

e)                  State Non-assignable Invention Exemptions. Solely to the extent that I (i) was or am an employee of the Company and (ii) was or am based in California, Illinois, Kansas, Minnesota, Washington or any other state that has enacted laws concerning employee non-assignability of inventions or otherwise entitled to the benefits of the state statutes of California, Illinois, Kansas, Minnesota, Washington or any other state that has enacted laws concerning employee non-assignability of inventions, during the Employment Period, then, to the extent the assignment of Company IP Rights to the Company in this Section 2 can be construed to cover inventions excluded under the appropriate state statutes (including, but not limited to, California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Kansas Statute K.S.A. § 44-130, Minn. Stat. § 181.78, and Sec. 2, Revised Code of Washington Section 49.44.140(1), the full terms of each are incorporated herein by reference), this Section 2 shall not apply to such inventions.

Section 3.               Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company Group for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company Group and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company Group computer or Company Group equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company Group information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company Group information and then permanently delete and expunge such Company information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I agree further that any property situated on the Company Group’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4.               Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. I also consent to the notification of my prospective employer, partner, co-venturer, investor, or lender of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

Section 5.               Publicity.

I hereby consent to any and all uses and displays by the Company Group of my name, voice, likeness, image, appearance and biographical information (my “Likeness”) in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during the Employment Period for all legitimate business purposes of the Company Group (the “Permitted Use”) (and for a reasonable period (not to exceed ninety (90) days following the Employment Period) as may be necessary for the Company Group to produce reasonably acceptable replacement materials that do not contain my Likeness (such reasonable period being the “Transition Period”)). I hereby forever release the Company Group and each of their respective current or former directors, officers, employees, shareholders, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during the Employment Period and the Transition Period in connection with any Permitted Use. For the avoidance of doubt, the Company Group shall not use my Likeness in or in connection with any printed, electronic or digital materials provided to unaffiliated third-parties following the end of the Transition Period without my written consent or as may be required by applicable law.

Section 6.               Restrictive Covenants.

a)                  Non-Competition. During the Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business.

b)                  Non-Interference. During the Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

c)                  Definitions. For purposes of this Agreement:

(i)                 “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the twelve (12) month period prior to the termination of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.

(ii)              “Competitive Activities” shall mean the business of owning and operating a durable medical equipment business and any other business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group.

(iii)            “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group and who is or is likely to be in possession of Confidential Information to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.

(iv)             “Non-Compete Period” shall mean the period commencing on the date hereof and ending on the eighteen (18) month anniversary of the date on which the Employment Period terminates.

(v)               “Non-Interference Period” shall mean the period commencing on the date hereof and ending on the twenty-four (24) month anniversary of the date on which the Employment Period terminates.

(vi)             “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

d)                  Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company Group. However, my obligations under this subsection (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Agreement prohibits me from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or my attorney. Further, nothing in this Agreement shall prevent me from having good faith, candid business conversations within the Company regarding any aspect of the Company’s business, operations, performance, or personnel during the Employment Period.

Section 7.               Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company Group’s business, that access to Confidential Information renders me special and unique within the Company Group’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company Group. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company Group.

Section 8.               Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9.               Injunctive Relief.

I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Non-Compete Period and the Non-Interference Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants. For the avoidance of doubt, nothing in this Section 9 shall be construed as a waiver by me of any defense available to me under applicable law with respect to the enforcement of this Agreement.

Section 10.           Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group that if legally permissible, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11.           General Provisions.

a)                  Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF FLORIDA, AND WAIVE ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.

b)                  Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

c)                  No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company Group, and the right of the applicable member of the Company Group to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

d)                  Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction.

e)                  Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

*     *     *

[Signature to appear on the following page.]

I, Toby Scott Barnhart, have executed this Restrictive Covenant Agreement on the date set forth below:

Date: August 1, 2024

(Signature)

Toby Scott Barnhart
(Type/Print Name)

[Signature Page to S. Barnhart Restrictive Covenant Agreement]

SCHEDULE A

Restrictive Covenant Agreement

Invention assignment notice

I am hereby notified that the Restrictive Covenant Agreement, dated as of August 1, 2024, to which this Schedule A is attached, does not apply to any invention which qualifies fully for exclusion under the provisions of California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Sec. 2, Kansas Statute K.S.A. §44-130, Minn. Stat. §181.78, Revised Code of Washington Section 49.44.140(1) or any other state statute not listed below concerning employee non-assignability of inventions. The following is the text of each of the aforementioned statutes.

CALIFORNIA LABOR CODE SECTION 2870

(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for the employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

ILLINOIS EMPLOYEE PATENT ACT, 765 ILLINOIS COMPILED STATUTES 1060

Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that the employee’s invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

KANSAS STATUTE K.S.A. SECTION 44-130

Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)       The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)       The invention results from any work performed by the employee for the employer.

(b)       Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c)       If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) the invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d)       Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

MINNESOTA STATUTES SECTION 181.78

Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision. 2.Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision. 3.Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

REVISED CODE OF WASHINGTON SECTION 49.44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

REVISED CODE OF WASHINGTON SECTION 49.44.150

Even though the employee meets the burden of proving the conditions specified in Revised Code of Washington 49.44.110, the employee shall, at the time of employment or thereafter, disclose all inventions being developed by the employee, for the purpose of determining employer or employee rights. The employer or the employee may disclose such inventions to the department of employment security, and the department shall maintain a record of such disclosures for a minimum period of five years.

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated August 1, 2024, with AdaptHealth Corp. (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, Toby Scott Barnhart, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, and each of its direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders (including any management company of a member or shareholder), employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Equal Pay Act of 1963 and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension or other retirement plan of the Company), each as may be amended from time to time, and all other federal, state, and local laws and the common law or constitution of any jurisdiction. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I acknowledge and agree that as of the date I execute this Release, I have [no knowledge of][have reported to the Company’s General Counsel in writing] any facts or circumstances that give rise or could give rise to any claims by me under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 8 of my Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

▪     Am able to read the language, and understand the meaning and effect, of this Release;

▪     Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

▪     Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had against any member of Group, and because of my execution of this Release;

▪     Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

▪     Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

▪     Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

▪     Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

▪     Was advised to consult with my attorney regarding the terms and effect of this Release; and

▪     Have signed this Release knowingly and voluntarily.

[1]	To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

B-2

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit.

Notwithstanding any provision of this Release to the contrary, nothing herein or in any Company policy or agreement prevents me, without notifying the Company, from (i) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, or any state or local division of human rights or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) participating in a whistleblower program administered by the U.S. Securities and Exchange Commission or any other government agency; (iv) exercising any rights I may have under the National Labor Relations Act or other labor laws to engage in protected concerted activity; or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; provided, however, that I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release. I acknowledge and agree that each member of the Group shall be a third-party beneficiary to the releases set forth in this Release, with full rights to enforce this Release and the matters documented herein.

B-3

EXCEPT AS WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN FLORIDA, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF FLORIDA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN FLORIDA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

*     *     *

I, Toby Scott Barnhart, have executed this Release of Claims on the respective date set forth below:

Toby Scott Barnhart

Date:	[To Be Executed Following Termination of Employment]

B-4